NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS EXCELLENT RESULTS IN FISCAL 2014;
EXPECTS ANOTHER YEAR OF STRONG GROWTH IN FISCAL 2015

Louisville, KY, June 4, 2014 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2014. For the full year, reported net sales1 increased 4% to $3,946 million (+6% on an underlying basis2), reported operating income increased 8% to $971 million (+11% on an underlying basis), and diluted earnings per share increased 11% to $3.06 compared to $2.75 in the prior year period. Reported earnings per share were negatively impacted by a reduction in inventory levels primarily due to the route-to-consumer change in France that occurred on January 1, 2014, but benefited from a lower effective tax rate.

For the fourth quarter, reported net sales increased 3% to $893 million (+3% on an underlying basis) and reported operating income increased 7% to $189 million (-2% on an underlying basis). Diluted earnings per share in the quarter increased 17% to $0.62, compared to $0.52 in the prior year period.

Paul Varga, the company’s Chief Executive Officer said, “We are pleased to report another fiscal year of excellent organic growth, particularly in light of the moderating growth rates of our global competitors. I believe that our leadership position in premium American whiskey, led by the one and only Jack Daniel’s trademark, and a very balanced geographic contribution, underpin the company’s differentiated performance. We remain optimistic about the organic growth prospects for Brown-Forman, and our investment posture and fiscal 2015 earnings outlook reflect that optimism.”

Fiscal 2014 Highlights

•	Underlying net sales increased more than 6% on the strength of the company’s premium whiskey portfolio, as well as broad-based geographic gains

◦	Price/mix contributed three points to net sales growth and gross margin expanded 100bps

◦	Jack Daniel’s family of brands grew underlying net sales 8%

◦	Jack Daniel’s Tennessee Honey depleted one million cases; 20th largest brand over $25/bottle[3]

◦	The company’s super and ultra-premium whiskey brands grew underlying net sales 19%

◦	Finlandia’s family of brands grew underlying net sales 4%

•	Underlying operating income increased 11%, driven by top-line growth, gross margin expansion, and operating expense leverage through SG&A

•	Returned $280 million to shareholders ($233 million in dividends, $47 million in share repurchases)

•	As of April 30, 2014, Brown-Forman generated an ROIC[4] of 22%, and delivered a ten-year TSR[5] of 17% per year, more than double the S&P 500’s TSR of 8% per year

Fiscal 2014 Performance By Market - Balanced Geographic Growth
The company enjoyed solid gains in both the emerging markets and the developed world. Underlying net sales grew 4% (+4% reported) in the United States, 6% (+1% reported) in developed markets outside of the United States, and 9% (+8% reported) in the emerging markets. Other markets outside of the top ten representing 16% of net sales delivered an impressive 15% underlying net sales growth rate (+13% reported), and are becoming increasingly important contributors to the company’s growth.

Brown-Forman Corporation - Top Ten Countries
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2014

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Constant Currency Net Sales	% Growth in Underlying Net Sales
United States	41%	4%	4%	4%
Australia	12%	(8)%	2%	2%
United Kingdom	10%	9%	8%	8%
Mexico	6%	(5)%	(4)%	(4)%
Germany	5%	13%	8%	8%
Poland	4%	5%	2%	2%
Russia	2%	19%	21%	23%
France	2%	(12)%	(16)%	18%
Turkey	1%	24%	32%	32%
Canada	1%	2%	6%	4%
Top Ten Total	84%	3%	4%	5%
Other Markets	16%	13%	14%	15%
Total Worldwide	100%	4%	6%	6%

Emerging markets underlying net sales growth of 9% was noteworthy in light of the slowdown experienced by several industry competitors. The company believes that its large and relatively diverse portfolio of emerging markets has helped insulate its results from a slowdown in any one particular market. Turkey’s underlying net sales jumped 32% as the company continued to gain share after investing in an owned distribution model three years ago. Brazil also delivered strong rates of growth after making similar route-to-market investments, growing underlying net sales by 44% (+28% reported). Russia also enjoyed strong year-over-year growth, with underlying net sales up 23%. While China remains a small market for the company today, initiatives launched in fiscal 2014 helped deliver underlying net sales growth of 35% (+64% reported) in the year.

Other groupings of small, but fast-growing markets include Southeast Asia, which depleted 360,000 cases and grew underlying net sales 27% (+25% reported), driven by double-digit gains in Thailand, India, and Indonesia. Ukraine, Kazakhstan, and Georgia grew aggregate underlying net sales by 36% (+48%

reported) and depleted almost 220,000 cases. Emerging Africa grew underlying net sales by 29% (+57% reported) and depleted almost 130,000 cases.

Underlying net sales growth of 4% in the United States was driven primarily by price increases and better mix. Off-premise trends remained healthy, while on-premise trends did not improve.

The company’s 6% underlying net sales growth in developed markets outside of the United States was driven by a combination of price increases and volume gains. The United Kingdom and Germany each grew underlying net sales by 8%, while France depleted almost 675,000 cases and delivered 18% growth in underlying net sales. Aggregate underlying net sales for the Netherlands, Belgium, and Switzerland jumped 21% (+25% reported), with depletions growing 20% to over 325,000 cases. Australia’s 2% underlying net sales growth was constrained by a challenging economic backdrop and weak consumer confidence. Canada delivered 4% underlying net sales growth. Japan’s underlying net sales grew a very healthy 13%, although reported net sales were down 11% as the company faced challenging inventory comparisons against the pipeline fill associated with the change in distribution to Asahi in January of 2013. While market conditions remained challenging in Portugal, Spain, Italy, and Greece, these markets declined only 2% (-4% reported) as the company believes that the Jack Daniel’s trademark continued to grow value share.

Global Travel Retail collectively delivered 13% underlying net sales growth (+18% reported), driven by price increases, successful innovation, and new product launches, including the successful roll-out of Jack Daniel’s Tennessee Honey and Jack Daniel’s Sinatra Select, the launch of Jack Daniel’s No. 27 Gold, and the global expansion of Woodford Reserve.

Fiscal 2014 Performance By Brand - American Whiskey Drove the Top-Line
The company’s underlying net sales growth of 6% was driven by the portfolio skew to the American whiskey category, and led by the Jack Daniel’s trademark, with 8% underlying net sales growth. Jack Daniel’s Tennessee Whiskey grew underlying net sales by 6% (5% reported6) globally, with markets outside of the United States up 9% (7% reported6). Notable growth drivers for the Jack Daniel’s trademark outside of the United States included France, Germany, Russia, Turkey and Brazil.

Jack Daniel’s Tennessee Honey’s global underlying net sales grew 36% (+32% reported6), despite a very challenging comparison against fiscal 2013 when Tennessee Honey’s net sales doubled. Underlying net sales in the United States grew by 22% (+17% reported) while underlying net sales outside of the United States jumped 62% (+62% reported) on the successful global roll-out of the brand, now distributed in the majority of Jack Daniel’s Tennessee Whiskey’s largest markets. Tennessee Honey also crossed the one million case milestone in the year, making it the 20th largest brand priced over $25 per 750ml bottle.

In addition to Jack Daniel’s Tennessee Whiskey, Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood collectively grew underlying net sales 19% (+16% reported) in the year. Woodford Reserve’s family delivered exceptional underlying net sales growth, up 26% (+25% reported). Depletions for Old Forester, the company’s founding brand, were up 7% and underlying net sales jumped 16% (+28% reported), as significant demand for the brand in the on-premise drove results. In the aggregate, these premium whiskey brands depleted well over one million cases.

Finlandia vodka’s family of brands grew underlying net sales by 4%. Premiumization trends in Russia, as well as the combination of volume growth and higher pricing in Poland drove growth.

The Casa Herradura family of tequila brands experienced 10% underlying net sales growth (+4% reported) in the United States, with Herradura and el Jimador growing underlying net sales by 12% (+5% reported) and 9% (+4% reported), respectively in this market. These positive results were more than offset by extremely challenging conditions in the brand family’s home market, Mexico, where underlying net sales declines of 8% (-9% reported) were exacerbated by first quarter destocking of New Mix. In the aggregate, the family’s global underlying net sales declined 1% (-4% reported), but trends improved throughout the year, and the family was roughly flat over the last nine months of the fiscal year.

Southern Comfort’s family of brands grew underlying net sales by 2% outside of the United States, as the parent brand grew in the United Kingdom. Globally, underlying net sales decreased 2% as sales declines in the United States were driven by continued weakness in the on-premise.

Other P&L Items
Company-wide price/mix contributed approximately three points to full year net sales growth and drove global gains in value share. Revenue growth helped deliver gross margin expansion of 100bps, driven by the combination of better price/mix and production efficiencies.

Underlying A&P spend grew by 8% (+7% reported) and underlying SG&A increased by 6% (+5% reported) in fiscal 2014, as the company continued to invest in the strategic initiatives behind its brands and the people that will support the company’s long-term growth objectives, such as the recent transition to an owned distribution model in France, the world’s 3rd largest whiskey market3.

Financial Stewardship
As of April 30, 2014, total debt was $1,005 million, essentially unchanged from April 30, 2013, and net debt was $568 million, compared to $798 million as of April 30, 2013. In fiscal 2014, the company invested nearly $130 million in capital projects, with the majority driven by the new cooperage, which opened in April of 2014, and the new distillery in Lynchburg, which is expected to open at the end of fiscal 2015. Both of these large capital projects are expected to support the company’s global growth ambitions for the Jack Daniel’s trademark.

On May 21, 2014, Brown-Forman declared a regular quarterly cash dividend of $0.29 per share on Class A and Class B common stock. The cash dividend is payable on July 1, 2014 to stockholders of record on June 4, 2014. Brown-Forman has paid regular quarterly cash dividends for 68 consecutive years and has increased the dividend for 30 consecutive years. In fiscal 2014, the company also repurchased a combined total of 0.7 million Class A and Class B shares for $47 million, at an average price of $69 per share. In the aggregate, the company returned $280 million to shareholders in fiscal 2014.

Over the last ten years, the company has produced a compound annual growth rate in total shareholder return of 17%, at the top of its competitive set and more than twice the annual rate of return delivered by the S&P 500. The company believes that its 22% return on invested capital is also at the top of the industry.

Fiscal Year 2015 Outlook - Another Year of Strong Growth Expected
The company anticipates that the favorable dynamics experienced over the last three years, including premiumization trends and strong global demand for American whiskey brands, will continue into fiscal 2015, despite continued uncertainty in the global macroeconomic environment, including weak on-premise trends in the United States and a slight slowdown in some of the emerging markets. Accordingly, the company expects 6-8% growth in reported and underlying net sales, driven by the continued global expansion of the Jack Daniel’s trademark, including both Tennessee Whiskey and Tennessee Honey. The company also expects other brands such as Woodford Reserve, Herradura, and Finlandia to help drive sales growth.

The company expects to continue investing in its long-term growth, driven by A&P increases slightly ahead of net sales growth and SG&A increases slightly below net sales growth in fiscal 2015. The company believes that this would result in another year of operating margin expansion and 9-11% growth in reported and underlying operating income. The company expects diluted earnings per share of $3.25 to $3.45. This full year outlook includes a negligible impact from foreign exchange. The company also expects first quarter results to be negatively impacted by comparisons with the large buy-ins in advance of price increases that occurred over the last two years, primarily in the United States, but this impact should reverse over the balance of fiscal 2015.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investor Relations.”   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 42739549.  A digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items. A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and twelve-month periods ending April 30, 2014, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release. Underlying net sales references are on a constant currency basis and adjusted for estimated changes in distributor inventories. Year-to-date reported, constant currency, and underlying net sales growth rates for our major brand families are included in Schedule B to this press release.
3 Source: IWSR 2013 data
4 ROIC: Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital. Invested capital equals assets less liabilities, excluding interest-bearing debt.
5 TSR: Total Shareholder Return is shown as a compound annual growth rate assuming dividends reinvested, and is measured over the ten-year period ending April 30, 2014.
6 Supplemental information related to full year 2014’s underlying net sales growth rates discussed in this release is provided below:
Jack Daniel’s Tennessee Whiskey grew constant currency net sales 6% globally and 8% outside the US, while Jack Daniel’s Tennessee Honey grew constant currency net sales 33%.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel or other on-premise declines; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including constant currency net sales, underlying net sales, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A and Schedule B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months April 30, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	$866	$893	3%
Excise taxes	206	204	(1%)
Cost of sales	200	196	(2%)
Gross profit	460	493	7%
Advertising expenses	99	106	7%
Selling, general, and administrative expenses	180	207	15%
Other expense (income), net	4	(9)
Operating income	177	189	7%
Interest expense, net	16	7
Income before income taxes	161	182	13%
Income taxes	48	50
Net income	$113	$132	17%

Earnings per share:
Basic	$0.53	$0.62	17%
Diluted	$0.52	$0.62	17%

Gross margin	53.1%	55.2%
Operating margin	20.4%	21.1%

Effective tax rate	29.7%	27.3%

Cash dividends paid per common share	$0.26	$0.29

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,581	213,296
Diluted	215,212	214,938

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	3,784	3,946	4%
Excise taxes	935	955	2%
Cost of sales	894	913	2%
Gross profit	1,955	2,078	6%
Advertising expenses	408	436	7%
Selling, general, and administrative expenses	650	686	5%
Other expense (income), net	(1)	(15)
Operating income	898	971	8%
Interest expense, net	33	24
Income before income taxes	865	947	10%
Income taxes	274	288
Net income	$591	$659	11%

Earnings per share:
Basic	$2.77	$3.08	11%
Diluted	$2.75	$3.06	11%

Gross margin	51.7%	52.7%
Operating margin	23.7%	24.6%

Effective tax rate	31.7%	30.5%

Cash dividends paid per common share	$4.98	$1.09

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,369	213,454
Diluted	214,986	215,082

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2013 and 2014
(Dollars in millions)

	2013	2014
Assets:
Cash and cash equivalents	$204	$437
Accounts receivable, net	548	569
Inventories	827	882
Other current assets	242	289
Total current assets	1,821	2,177

Property, plant, and equipment, net	450	526
Goodwill	617	620
Other intangible assets	668	677
Other assets	70	103
Total assets	$3,626	$4,103

Liabilities:
Accounts payable and accrued expenses	$451	$474
Accrued income taxes	10	71
Short-term borrowings	3	8
Current portion of long-term debt	2	—
Other current liabilities	7	8
Total current liabilities	473	561

Long-term debt	997	997
Deferred income taxes	180	102
Accrued postretirement benefits	280	244
Other liabilities	68	167
Total liabilities	1,998	2,071

Stockholders’ equity	1,628	2,032

Total liabilities and stockholders’ equity	$3,626	$4,103

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2013 and 2014
(Dollars in millions)

	2013	2014

Cash provided by operating activities	$537	$649

Cash flows from investing activities:
Additions to property, plant, and equipment	(95)	(126)
Other	(2)	(1)
Cash used for investing activities	(97)	(127)

Cash flows from financing activities:
Net issuance of debt	486	3
Acquisition of treasury stock	—	(49)
Dividends paid	(1,063)	(233)
Other	1	(9)
Cash used for financing activities	(576)	(288)

Effect of exchange rate changes on cash and cash equivalents	2	(1)

Net increase (decrease) in cash and cash equivalents	(134)	233

Cash and cash equivalents, beginning of period	338	204

Cash and cash equivalents, end of period	$204	$437

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2014	April 30, 2014	April 30, 2013

Reported change in net sales	3%	4%	5%
Impact of foreign currencies	1%	1%	1%
Impact of Hopland-based wine business sale	-	-	2%
Estimated net change in distributor inventories	(1)%	1%	(1)%

Underlying change in net sales	3%	6%	8%

Reported change in gross profit	7%	6%	9%
Impact of foreign currencies	-	1%	1%
Impact of Hopland-based wine business sale	-	-	1%
Estimated net change in distributor inventories	(1)%	1%	(1)%

Underlying change in gross profit	6%	8%	10%

Reported change in advertising	7%	7%	3%
Impact of foreign currencies	-	1%	2%
Impact of Hopland-based wine business sale	-	-	1%

Underlying change in advertising	7%	8%	6%

Reported change in SG&A	14%	5%	7%
Impact of foreign currencies	-	1%	1%
Impact of Hopland-based wine business sale	-	-	-
Impact of foreign currencies		-

Underlying change in SG&A	14%	6%	8%

Reported change in operating income	7%	8%	14%
Impact of Hopland-based wine business sale	-	-	1%
Estimated net change in distributor inventories	(4)%	3%	(3)%
Impact of foreign currencies	(5)%	-	1%

Underlying change in operating income	(2)%	11%	13%

Note: Totals may differ due to rounding

Notes:
Impact of foreign currencies: refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates. While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis. The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., which remained as agency brands through December 31, 2011. Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

“Estimated net change in trade inventories” refers to the estimated financial impact of changes in distributor inventories for the company’s brands. This impact is calculated using depletion information provided to the company by its distributors to estimate the effect of distributor inventory changes on changes in the company’s key measures. The company believes that separately identifying the impact of this item presents a more accurate picture of underlying demand for the business.
The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2014

	Depletions (000’s)		% Change vs. FY2013
Brand			Depletions[1]		Net Sales [2]
	9-Liter	Equivalent Conversion[3]	9-Liter	Equivalent Conversion	Reported	Constant Currency	Underlying
Jack Daniel’s Family	19,986	13,892	5%	6%	6%	8%	8%
Jack Daniel’s Family of Whiskey Brands[4]	13,202	13,202	6%	6%	8%	8%	9%
Jack Daniel’s RTD/RTP[5]	6,784	690	3%	4%	(1)%	6%	5%
el Jimador Family	6,165	1,688	(11)%	(6)%	(4)%	(3)%	(2)%
el Jimador	1,191	1,191	(3)%	(3)%	0%	1%	3%
New Mix RTD[6]	4,962	496	(13)%	(13)%	(10)%	(9)%	(9)%
Finlandia Family	3,577	3,414	3%	3%	2%	2%	4%
Finlandia	3,391	3,391	3%	3%	3%	3%	4%
Finlandia RTD	181	18	(7)%	(7)%	(3)%	(3)%	(4)%
Southern Comfort Family	2,255	1,936	(4)%	(5)%	(5)%	(3)%	(2)%
Southern Comfort[7]	1,900	1,900	(5)%	(5)%	(5)%	(4)%	(3)%
Southern Comfort RTD/RTP	355	36	4%	1%	(6)%	4%	2%
Canadian Mist	1,583	1,583	(1)%	(1)%	(1)%	(1)%	(1)%
Korbel Champagne	1,310	1,310	(2)%	(2)%	3%	3%	4%
Super-Premium Other[8]	1,235	1,235	4%	4%	8%	8%	8%
Rest of Brand Portfolio	2,051	2,051	(3)%	(3)%	(1)%	1%	5%
(excl. Discontinued Brands)
Total Portfolio	38,163	27,108	0%	2%	4%	6%	6%
Note: Totals may differ due to rounding
_____________________________
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Constant currency change is a non-GAAP measure that represents the percentage change in financial results reported in accordance with GAAP, but with the impact of foreign currency fluctuations removed. Underlying change is a non-GAAP measure that represents constant currency change further adjusted for items that we believe do not reflect the underlying performance of our business. To calculate underlying change for fiscal 2014, we adjust constant currency change for estimated net changes in trade inventories. Please see the Notes to Schedule A of this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5
4 Jack Daniel’s brand family excluding RTD/RTP line extensions
5 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
6 New Mix RTD brand produced with el Jimador tequila
7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
8 Includes Sonoma-Cutrer, Herradura, Woodford Reserve Family, Tuaca Family and Chambord liqueur and flavored vodka